SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2005 (February 22, 2005)

National HealthCare Corporation
(Exact name of Registrant as specified in its charter)

Delaware	001-13489	52-2057472
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-2020
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2.02. Results of Operations and Financial Condition.

On February 22, 2005, National HealthCare Corporation issued a press release announcing its 2004 year end results. A copy of the press release is filed as Exhibit 99 to this Current Report on Form 8-K and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National HealthCare Corporation

By: /s/ Robert G. Adams
Name: Robert G. Adams
Title: President

By: /s/ Donald K. Daniel
Name: Donald K. Daniel
Title: Principal Accounting Officer
Date: February 22, 2005

Exhibit Index

Number	Exhibit
99	Press release, dated February 22, 2005

EXHIBIT 99

For release: Feb. 22, 2005

Contact: Gerald Coggin, V. P. & Dir. Investor Relations

Phone: (615) 890-2020

NHC Reports 20.1% Increase in Net Income

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), a 33 year-old publicly traded long-term health care company, today announced after tax earnings for the year ended Dec. 31, 2004 of $23,972,000 or $2.05 per share basic compared to $19,952,000 or $1.72 per share basic for the year ended Dec. 31, 2003, an increase of 20.1% and 21.4%, respectively.

For the three months ended Dec. 31, 2004 net income was $8,777,000 compared to $6,563,000 in 2003, a 33.7% increase. Earnings per basic share were 75 cents compared to 56 cents last year. Revenues for the three months ended Dec. 31, 2004 totaled $151,032,000 compared to $124,557,000 for the last three months of 2003. Revenues in 2004 were $521,829,000 compared to $472,864,000 in 2003.

Our results for 2004 reflect continued strong occupancy, improved management fee collections, the recognition of approximately $22.3 million of prior year Medicare and Medicaid reserves and the accrual of approximately $18.4 million in accrued risks reserves related to health insurance, workers compensation and professional liability claims.

NHC operates for itself and third parties 74 long-term health care centers with 9,177 beds. NHC also operates 31 homecare programs, six independent living centers and 22 assisted living centers. NHC's other services include managed care specialty medical units, Alzheimer's units, rehabilitative services and accounting and financial services. Additional information including the company's most recent press releases may be obtained on NHC's Web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us, including claims related to the 2003 fire and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC's best judgment as of the date of this release.

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NHC Reports 20.1% Increase in Net Income

Condensed Statements of Income
(in thousands except share and per share	Three Months Ended	Year Ended December 31
	2004	2003	2004	2003
Revenues:
Net patient revenues	$138,476	$110,967	$464,671	$422,741
Other revenues	12,556	13,590	57,158	50,123
Net revenues	$151,032	$124,557	$521,829	$472,864

Costs and Expenses:
Salaries, wages and benefits	$76,065	$65,165	$276,114	$253,864
Other operating	46,109	34,370	149,562	129,716
Rent	10,289	10,320	41,034	41,537
Depreciation and amortization	3,697	3,156	13,765	12,380
Interest	377	448	1,299	2,080
Total costs and expenses	$136,537	$113,459	$481,774	$439,577

Income Before Income Taxes	14,495	11,098	40,055	33,287
Income Tax Provision	5,718	4,535	16,083	13,335
Net Income	$8,777	$6,563	$23,972	$19,952

Earnings Per Share:
Basic	$.75	$.56	$2.05	$1.72
Diluted	$.72	$.54	$1.95	$1.65

Weighted average common shares outstanding
Basic	11,689,630	11,624,078	11,674,901	11,608,555
Diluted	12,149,242	12,052,715	12,281,181	12,059,986

Dividends declared per share	.125	---	.500	---

Balance Sheet Data	December	December
(in thousands)	2004	2003
Cash and marketable securities	$168,721	$155,427
Current assets	227,734	204,796
Total assets	373,117	352,393
Current liabilities	128,605	131,809
Long-term obligations	30,726	37,859
Deferred lease credit	5,452	6,245
Deferred revenue	25,112	24,641
Shareowners' equity	182,348	151,027